U.S. Shipping Partners L.P. Reports Fourth Quarter and Full Year 2006 Financial Results

Declares Q4 Distribution of $0.45 per Unit

EDISON, NJ -- 02/06/2007 -- U.S. Shipping Partners L.P. (NYSE: USS) today reported its annual financial results for the year ended December 31, 2006. The Partnership's net income for the year ended December 31, 2006 was $5.9 million compared to $18.1 million for the year ended December 31, 2005, while EBITDA increased to $49.5 million in 2006 from $48.5 million in 2005. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information." The financial results for 2006 were impacted by a higher number of required regulatory drydocking days. Four vessels underwent drydocking in 2006 compared to two vessels in 2005, resulting in an additional 87 drydocking days. Although there is no revenue earned during drydocking days, vessel expenses continue to be incurred on a reduced basis. Additionally, the mid-year refinancing of the Partnership resulted in increased net interest expense compared to 2005. Net income per basic and diluted limited partnership unit for 2006 was $0.37, compared to $1.28 for 2005.

Paul Gridley, Chairman and CEO, stated "We are pleased with the many key accomplishments of the Partnership in 2006, including the creation of a joint venture with The Blackstone Group to build new product tankers at General Dynamics Corp.'s NASSCO facility in San Diego, securing financing to fully fund three of the four new ATBs we have on order as well as our equity contribution to the Joint Venture, and the new charters we have secured during the year." Mr. Gridley also stated "We are also pleased to announce that we launched the tug portion of our first articulated tug barge, or ATB, on February 3, 2007." Outfitting and commissioning of the tug remain to be completed. Completion of the barge portion is proceeding and the Partnership currently expects that the completed ATB will be delivered by April 30, 2007. The Partnership estimates the cost of the ATB, net of $21.0 million paid to the Partnership by the original contractor, but excluding capitalized interest and credits and other legal claims of approximately $3.0 million that the Partnership believes it can recover, is approximately $74.0-$75.0 million, or a net cost of approximately $71.0-$72.0 million. The increase in cost and possible legal claim recovery is due principally to additional costs incurred in making alternative arrangements for launching the tug. The ability to complete this ATB by April 2007 at the above cost estimate is dependent on a number of factors, some of which are beyond the Partnership's control, including the availability and cost of needed equipment and labor, the Partnership's ability to obtain the credits and other reimbursements it believes it is entitled to, as well as weather conditions.

For the three months ended December 31, 2006, revenues increased $4.7 million to $36.8 million. The increase was attributable to the addition of the Sea Venture, which the Partnership placed into service in June 2006, and an increase in days worked due to the timing of drydocks.

For the quarter ended December 31, 2006, the Partnership recorded a net loss of $0.9 million compared to net income of $1.1 million for the quarter ended December 31, 2005. The decrease is principally attributable to an increase in interest expense, net of interest income, of $3.0 million, partially offset by an increase in operating income of $0.9 million. The increase in operating income was due to higher revenues of $4.7 million, which added $2.9 million of operating income, offset by an increase in depreciation of $1.1 million due primarily to the addition of the Sea Venture and the Houston in 2005, and an increase in general and administrative expenses of $0.9 million due primarily to expenses incurred by the Partnership's subsidiary USS Products Investor LLC (the "Joint Venture") of $0.7 million. The increase in net interest expense is due to higher interest rates and increased outstanding borrowings relative to the financing of the Partnership's newbuild programs. Net loss per basic and diluted limited partnership unit was $0.05 per unit for the fourth quarter 2006 compared to net income of $0.07 per unit for the fourth quarter 2005.

For the three months ended December 31, 2006, EBITDA was $11.7 million, an increase of $2.2 million from the same period last year. The increase was primarily due to the addition of the Sea Venture and a full quarter's service for the Houston, together which contributed $1.2 million of additional EBITDA. Additionally, the offhire time for the drydockings of the Chemical Pioneer and the Mobile in the fourth quarter of 2006 compared to offhire time for the drydockings of the Jacksonville and the New York in the fourth quarter of 2005 also contributed to the increase in EBITDA. Although there is no revenue earned during a drydocking, vessel expenses, including crew wages and insurance, continue to be incurred on a reduced basis. EBITDA was further impacted by $0.1 million, the Partnership's portion of the Joint Venture's net loss. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Distributable cash flow ("DCF") for the three months ended December 31, 2006 was $9.5 million, or approximately 1.14 times the amount needed to cover the cash distribution of $8.4 million declared in respect of the period. In accordance with our partnership agreement, the calculation of DCF includes two addbacks for financing costs incurred relative to its construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership's commitment to the Joint Venture. The additional interest adjustment is attributable to interest expense incurred on escrowed borrowings used to fund the construction of three articulated tug barges ("ATBs"). DCF is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the fourth quarter, or $1.80 per unit annualized. The distribution will be payable on February 15, 2007 to unitholders of record on February 12, 2007.

For the year ended December 31, 2006, revenues increased by $18.6 million to $150.1 million compared to $131.5 million for the year ended December 31, 2005. The increase was primarily attributable to the addition of the Sea Venture and the Houston, partially offset by a decrease in days worked due to the timing of drydocks.

For the year ended December 31, 2006, the Partnership recorded net income of $5.9 million compared to net income of $18.1 million for the year ended December 31, 2005. The decrease is principally attributable to an increase in net interest expense of $5.8 million, coupled with a decrease in operating income of $4.5 million. The increase in net interest expense is due to higher interest rates and increased outstanding borrowings relative to the financing of the Partnership's newbuild programs. A revenue increase of $18.6 million added $3.8 million of operating income, which was offset by an increase in depreciation of $5.6 million due to the addition of the Sea Venture and the Houston, a related party fee and an increase in general and administrative expenses of $2.5 million. The increase in general and administrative expenses included an increase of $1.1 million in accounting and legal advisory fees incurred pursuing acquisitions and growth opportunities for our business and $0.5 million in payments for the option to cancel, at any time prior to June 2007, one of the barges we have contracted to be constructed, as well as the expenses incurred by the Joint Venture of $0.7 million. Net income per basic and diluted limited partnership unit was $0.37 per unit for the year ended December 31, 2006 compared to net income per basic and diluted limited partnership unit of $1.28 for the year ended December 31, 2005.

For the year ended December 31, 2006, EBITDA was $49.5 million, an increase of $1.0 million from EBITDA of $48.5 million for the year ended December 31, 2005. The Sea Venture and the Houston contributed $3.5 million of additional EBITDA, which was offset by decreases related to offhire time due to scheduled drydockings. EBITDA was further impacted by $0.3 million, the Partnership's portion of the Joint Venture's net loss. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

The Partnership's distributable cash flow for 2006 was $37.9 million, or approximately 1.20 times the amount needed to cover the total cash distributions of $31.5 million declared in respect of the 2006 periods. Distributable cash flow is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Earnings Conference Call

We have scheduled a conference call for Tuesday, February 6, 2007, at 4:30 pm Eastern time, to review our fourth quarter and full year results. Dial-in information for this call is 1-866-713-8310 (Domestic) and 1-617-597-5308 (International). The participant passcode is 54179139. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC.

                      U.S. Shipping Partners L.P.
                  Consolidated Statements of Operations
          (in thousands, except for per unit data) (unaudited)

                                For the Three Months   For the Year Ended
                                 Ended December 31,       December 31,
                                --------------------  --------------------
                                   2006       2005       2006       2005
                                ---------  ---------  ---------  ---------

Voyage revenue                  $  36,792  $  32,095  $ 150,133  $ 131,534
Vessel operating expenses          15,032     13,268     59,493     47,986
% of voyage revenue                  40.9%      41.3%      39.6%      36.5%
Voyage expenses                     6,353      6,305     27,506     24,203
% of voyage revenue                  17.3%      19.6%      18.3%      18.4%
General and administrative
 expenses                           3,815      2,963     13,289     10,826
% of voyage revenue                  10.4%       9.2%       8.9%       8.2%
Related party fee                       -          -        250          -
Depreciation and amortization       8,271      7,151     31,305     25,704
                                ---------  ---------  ---------  ---------
   Total operating expenses        33,471     29,687    131,843    108,719
                                ---------  ---------  ---------  ---------
   Operating income                 3,321      2,408     18,290     22,815
   % of voyage revenue                9.0%       7.5%      12.2%      17.3%
Interest expense                    7,573      1,766     16,634      6,407
Interest income                    (3,076)      (294)    (5,413)    (1,031)
Loss on debt extinguishment             -          -      2,451          -
Gain on termination of hedge            -          -     (1,913)         -
                                ---------  ---------  ---------  ---------
   (Loss) income before income
    taxes and minority interest    (1,176)       936      6,531     17,439
(Benefit) provision for income
 taxes                               (131)      (123)     1,077       (640)
                                ---------  ---------  ---------  ---------
   (Loss) income before
    minority interest              (1,045)     1,059      5,454     18,079
Minority interest in Joint
 Venture losses                       120          -        421          -
                                ---------  ---------  ---------  ---------
   Net (loss) income            $    (925) $   1,059  $   5,875  $  18,079
                                =========  =========  =========  =========

General partner's interest in
 net (loss) income              $     (18) $      21  $     118  $     361
Limited partners' interest in:
   Net (loss) income            $    (907) $   1,038  $   5,757  $  17,718
   Net (loss) income per unit -
    basic and diluted           $   (0.05) $    0.07  $    0.37  $    1.28
   Weighted average units
    outstanding - basic and
    diluted                        18,234     13,800     15,586     13,800

Supplemental Operating Statistics

                                For the Three Months   For the Year Ended
                                 Ended December 31,       December 31,
                                --------------------  --------------------
                                   2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Total fleet
Vessel days                           920        815      3,490      2,999
Days worked                           816        693      3,233      2,852
Drydocking days                        98        122        219        132
Net utilization (1)                    89%        85%        93%        95%
Average time charter equivalent
 rate (2)                       $  37,277  $  37,209  $  37,928  $  37,631

(1)  Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2)  Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

                        U.S. Shipping Partners L.P.
     Reconciliation of Non-GAAP Financial Measures to GAAP Measures
                        (in thousands) (unaudited)

 Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

                                For the Three Months   For the Year Ended
                                 Ended December 31,       December 31,
                                --------------------  --------------------
                                   2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Net (loss) income               $    (925) $   1,059  $    5,875 $  18,079
Adjustments to reconcile net
 (loss) income to EBITDA:
Depreciation and amortization       8,271      7,151      31,305    25,704
Interest expense, net               4,497      1,472      11,221     5,376
(Benefit) provision for income
 taxes                               (131)      (123)      1,077      (640)
                                ---------  ---------  ---------- ---------
EBITDA                          $  11,712  $   9,559  $   49,478 $  48,519
                                =========  =========  ========== =========

                           Distributable Cash Flow (1)

                                                 For the Three    For the
                                                 Months Ended   Year Ended
                                                 December 31,  December 31,
                                                     2006          2006
                                                  -----------  ------------
     Net (loss) income                            $      (925) $      5,875
     Adjustments to reconcile net (loss) income to
      distributable cash flow:

Add: Depreciation and amortization (2)                  8,674        32,475
     Distribution addback (3)                           2,036         6,107
     Additional interest adjustment (3)                 4,318         7,133
     (Benefit) provision for income taxes                (131)        1,077
     Structuring fee income (4)                             -         4,500
     Partnership interest in Joint Venture losses(4)       80           281
     Loss on debt extinguishment                            -         2,451
Less:Estimated maintenance capital expenditures(5)      4,900        19,600
     (Receipts from ) payments to Hess under
      support agreement                                  (368)          484
     Gain on termination of hedge                           -         1,913
     Income taxes paid (6)                                  -             -
                                                  -----------  ------------
     Distributable cash flow                      $     9,520  $     37,902
                                                  ===========  ============

     Cash distribution in respect of the period   $     8,372  $     31,454
     Distribution coverage                               1.14          1.20

(1)  Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly distributions for four quarters on the outstanding common, class B and subordinated units and the 2% general partner interest.
(2)  Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of Operations.
(3)  Our partnership agreement allows us to addback interest paid on debt and distributions paid on equity issued in connection with the construction of a capital improvement or replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to commence construction of such capital improvement and ending on the date the capital improvement is placed in service, abandoned, or sold.
(4)  The Joint Venture is not considered a member of the Partnership Group as defined by our partnership agreement.  Therefore, the fees paid from the Joint Venture to the Partnership are includable in the
     Partnership's definition of basic surplus, which defines those amounts that can be distributed to our partners.  Additionally, the expenses incurred by the Joint Venture are excluded from the Partnership's distributable cash flow.
(5)  Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.
(6)  Due to the drydocking of the Chemical Pioneer in the fourth quarter, the Partnership does not expect to have taxable income and therefore will not have cash taxes paid in 2006.

Contact:
Albert Bergeron
1-866-467-2400